EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

By and Between

MILLENNIUM CELL INC.

and

THE DOW CHEMICAL COMPANY

Dated February 27, 2005

TABLE OF CONTENTS

1.	Transactions and Closings.	1

1.1.	First Closing.	1
1.2.	Second Closing.	3
1.3.	Third Closing.	4
1.4.	Fourth Closing.	5
1.5.	Fifth Closing.	7
1.6.	Closing.	8
1.7.	Carry Forward of Series B Investments.	8
1.8.	Deferred Shares.	8
1.9.	Excess Shares.	9
1.10.	Defined Terms Used in this Agreement.	9

2.	Representations and Warranties of the Company.	12

2.1.	Organization, Good Standing, Corporate Power and Qualification.	12
2.2.	Corporate Power and Authorization.	12
2.3.	Capitalization.	12
2.4.	Subsidiaries.	12
2.5.	Valid Issuance of Shares.	13
2.6.	Filings, Consents and Approvals; Non-Contravention.	13
2.7.	Litigation.	13
2.8.	Patents and Trademarks.	13
2.9.	Compliance.	14
2.10.	Conflicts of Interest.	14
2.11.	Registration and Voting Rights.	14
2.12.	SEC Reports; Financial Statements.	14
2.13.	Material Changes.	15
2.14.	Tax Returns and Payments.	15
2.15.	Insurance.	15
2.16.	Listing and Maintenance Requirements.	15
2.17.	Internal Accounting Controls.	16
2.18.	Private Placement.	16
2.19.	Investment Company.	16
2.20.	Application of Takeover Protections.	16
2.21.	Disclosure.	16

3.	Representations and Warranties of the Purchaser.	16

3.1.	Organization; Good Standing.	16
3.2.	Corporate Power and Authorization.	16
3.3.	Purchase Entirely for Own Account.	17
3.4.	Restricted Securities.	17
3.5.	No Public Market.	17
3.6.	Legends.	17
3.7.	Accredited Investor.	17
3.8.	Access to Information.	18

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4.	Certain Covenants and Agreements.	18

4.1.	Reservation of Shares.	18
4.2.	Continued Access to Information.	18
4.3.	Meeting of Company Stockholders.	18
4.4.	Proxy Statement.	18
4.5.	Further Assurances.	19
4.6.	Use of the Purchaser s Name.	19
4.7.	Use of Intellectual Property.	19
4.8.	Listing of Stock.	20
4.9.	Securities Law Disclosure; Publicity.	20
4.10.	Satisfaction of Conditions to the Purchaser s Right to Purchase Series B Preferred.	20

5.	Conditions to the Purchaser s Rights at Closing.	20

5.1.	First Closing.	20
5.2.	Subsequent Closings.	22

6.	Conditions of the Company s Obligations at Closing.	23

6.1.	First Closing.	23
6.2.	Subsequent Closings.	24

7.	Term and Termination.	24

7.1.	Term.	24
7.2.	Termination.	24
7.3.	Effect of Termination.	25

8.	Indemnification.	26

8.1.	Indemnification of the Purchaser.	26
8.2.	Indemnification of the Company.	26
8.3.	Limitations.	26
8.4.	Procedures.	27

9.	Miscellaneous.	28

9.1.	Survival.	28
9.2.	Transfer; Successors and Assigns.	28
9.3.	Governing Law.	28
9.4.	Counterparts.	28
9.5.	Construction of Certain Terms.	28
9.6.	Notices.	28
9.7.	No Finder s Fees.	29
9.8.	Fees and Expenses.	29
9.9.	Amendments and Waivers.	29
9.10.	Severability.	29
9.11.	Delays or Omissions.	29
9.12.	Entire Agreement.	30
9.13.	Dispute Resolution.	30

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Attachment I Series A Certificate of Designation
Attachment II Series B Certificate of Designation

Exhibit A Form of Joint Development Agreement
Exhibit B Form of Cross Licensing and Intellectual Property Agreement
Exhibit C Form of Investor Rights Agreement
Exhibit D Form of Registration Rights Agreement
Exhibit E Form of Standstill Agreement
Exhibit F Form of Opinion of Counsel
Exhibit G Form of Warrant
Exhibit H Form of Patent Assignment Agreement
Exhibit I Communications Plan

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this Agreement ) is made as of the 27th day of February, 2005 by and among Millennium Cell Inc., a Delaware corporation (the Company ), and The Dow Chemical Company, a Delaware corporation (the Purchaser ). The Company and the Purchaser also may be referred to herein individually as a Party or collectively as the Parties.

Recitals

WHEREAS, the Company is engaged in the business of developing fuel systems for the safe storage, transportation and generation of hydrogen for use as an energy source and, in connection therewith, has developed and patented the propriety system called Hydrogen on Demand, whereby the energy potential of hydrogen is carried in the chemical bonds of sodium borohydride, which in the presence of a catalyst, releases hydrogen;

WHEREAS, among other things, the Purchaser is engaged directly and indirectly in developing technologies addressing the increasing need for energy for portable electronics devices;

WHEREAS, the Parties wish to jointly develop portable energy solutions through the production of hydrogen gas for use by fuel cells in the Field of Use (as defined in the Joint Development Agreement) and the Application (as defined in the Joint Development Agreement), using certain processes currently being developed by the Company; and

WHEREAS, in connection with the joint development arrangement described above, and subject to the terms and conditions of this Agreement, the Company and the Purchaser have agreed that (i) at the First Closing, the Company will issue certain shares of Series A Preferred to the Purchaser in consideration for the Purchaser entering the Joint Development Agreement, (ii) upon the achievement of Milestones 1, 2, 3 and 4 (each as defined in the Joint Development Agreement), (a) the Company will issue certain shares of Series A Preferred in consideration for the Purchaser providing its commercial and technical services pursuant to the Joint Development Agreement and (b) the Purchaser will have the right to purchase certain shares of Series B Preferred Stock and receive certain Warrants, all as further described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties agree as follows:

1.    Transactions and Closings.

1.1.  First Closing. Upon the terms and subject to the conditions set forth in this Agreement, the initial closing (the First Closing ) shall take place as soon as practicable, but in no event later than ten (10) Business Days after the satisfaction of the conditions set forth in Section 5.1 and Section 6.1 (or such other time as the Parties may agree) (the First Closing Date ). At the First Closing, the following shall occur:

(a)  the Company shall file a Certificate of Designation with the Secretary of State for the State of Delaware substantially in the form of Attachment I hereto that establishes the powers, preferences and special rights of the Series A Convertible Preferred Stock (the Series A Certificate of Designation );

(b)  the Company shall file a Certificate of Designation with the Secretary of State for the State of Delaware in the form of Attachment II hereto that establishes the powers, preferences and special rights of the Series B Convertible Preferred Stock (the Series B Certificate of Designation , and together with the Series A Certificate of Designation, the Certificates of Designation );

(c)  the Company and the Purchaser shall enter into a Joint Development Agreement, in the form attached hereto as Exhibit A (the Joint Development Agreement );

(d)  in exchange for entering into the Joint Development Agreement, the Company shall issue to the Purchaser, and the Purchaser shall accept, such number of shares of Series A-0 Preferred equal to a 3% Ownership Interest;

(e)  the Company and the Purchaser shall execute and deliver the Cross Licensing and Intellectual Property Agreement, in the form attached hereto as Exhibit B (the Cross Licensing Agreement );

(f)  the Company and the Purchaser shall execute and deliver the Investor Rights Agreement, in the form attached hereto as Exhibit C (the Investor Rights Agreement );

(g)  the Company and the Purchaser shall execute and deliver the Registration Rights Agreement, in the form attached hereto as Exhibit D (the Registration Rights Agreement );

(h)  the Company and the Purchaser shall execute and deliver the Standstill Agreement, in the form attached hereto as Exhibit E (the Standstill Agreement );

(i)  the Company shall deliver an opinion of counsel to the Company substantially in the form of Exhibit F hereto (the Opinion of Counsel ) applicable to the First Closing;

(j)  the Company and the Purchaser shall execute and deliver the Patent Assignment Agreement, in the form attached hereto as Exhibit H ( Patent Assignment Agreement );

(k)  the President of the Company shall deliver to the Purchaser at the First Closing a certificate certifying that the conditions specified in Section 5.1(a) and Section 5.1(b) have been fulfilled;

(l)  the Company shall reserve a sufficient number of shares of Common Stock to account for the conversion of all of the outstanding Series A Preferred (taking into account the First Closing); and

(m)  the Company and the Purchaser shall execute and deliver any other documents, certificates and agreements necessary or desirable to accomplish the foregoing.

1.2.  Second Closing. Upon the terms and subject to the conditions set forth in this Agreement, the second closing (the Second Closing ) shall take place within five (5) days following the Milestone Target Payment Date applicable to Milestone 1 (as defined in the Joint Development Agreement) upon the satisfaction of the conditions set forth in Section 5.2 and Section 6.2 applicable to the Second Closing (or such other time and place as the Parties may agree) (the Second Closing Date ). At the Second Closing, the following shall occur:

(a)  in the event the Purchaser elects to purchase Series B Preferred at the Second Closing, the Purchaser shall deliver to the Company an amount in United States dollars ( U.S. Dollars ) in immediately available funds that is not greater than the Maximum Total Series B Investment (such actual amount being the Second Closing Payment ), and, in exchange therefor, the Company shall issue and sell to the Purchaser, and the Purchaser shall accept (subject to Section 1.9), a number of shares of Series B-1 Preferred equal to (x) the Second Closing Payment divided by (y) the Series B-1 Purchase Price (as defined in the Series B Certificate of Designations);

(b)  in the event the Purchaser elects to pay to the Company the Second Closing Payment specified above, the Company shall execute and deliver a warrant substantially in the form of Exhibit G hereto (the Warrant ) in favor of the Purchaser, convertible into such number of shares of Common Stock equal to 25% of the number of shares of Common Stock into which the Series B-1 Preferred purchased pursuant to Section 1.2(a) above are convertible on the date of issuance of the Series B-1 Preferred;

(c)  provided that the Purchaser makes the Minimum Series B Investment at the Second Closing, the Company shall issue to the Purchaser, and the Purchaser may choose to accept (at its sole discretion, subject to Section 1.8 and Section 1.9), such number of shares of Series A-1 Preferred that equal, when combined with such number of the Series B-1 Preferred and Warrants, if any, purchased by the Purchaser at the Second Closing up to the Minimum Series B Investment, a 4% Ownership Interest. For purposes of clarity, in the event that the Purchaser elects to invest more than the Minimum Series B Investment at the Second Closing, only such number of Series B-1 Preferred and Warrants as would have been purchased with the Minimum Series B Investment shall be counted in determining the 4% Ownership Interest. Notwithstanding the foregoing, the Company shall issue to the Purchaser a number of shares of Series A-1 Preferred with a Series A Liquidation Value equal to at least $1,250,000, regardless of whether such number of shares results in the Purchaser acquiring greater than a 4% Ownership Interest at the Second Closing (but in no event shall Purchaser acquire greater than a 10% Ownership Interest at the Second Closing, without regard to the Ownership Interest acquired by Purchaser at any prior Closing), provided, however, that, in the event the Purchaser does not elect to pay the Company at least the Minimum Series B Investment at the Second Closing, the Company shall issue to the Purchaser, and the Purchaser shall be entitled to receive, only the greater of (i) a number of shares of Series A-1 Preferred equal to a 2% Ownership Interest, and (ii) a number of shares of Series A-1 Preferred with a Series A Liquidation Value equal to $625,000, but not in any event to exceed a maximum 2% Ownership Interest;

(d)  the Company shall deliver an Opinion of Counsel applicable to the Second Closing;

(e)  updated Schedules to this Agreement (which update of the representations and warranties shall reflect that a Material Adverse Effect has not occurred since the prior Closing);

(f)  the President of the Company shall deliver to the Purchaser a certificate certifying that the conditions specified in Section 5.2(a) and Section 5.2(b) applicable to the Second Closing have been fulfilled;

(g)  the Company shall reserve a sufficient number of shares of Common Stock to account for the conversion of all of the outstanding Preferred Shares plus the exercise of all of the outstanding Warrants (taking into account the Second Closing and including any Deferred Securities under Section 1.8 and Excess Shares under Section 1.9); and

(h)  the Company and the Purchaser shall execute and deliver any other documents and agreements necessary or desirable to accomplish the foregoing.

1.3.  Third Closing. Upon the terms and subject to the conditions set forth in this Agreement, the third closing (the Third Closing ) shall take place within five (5) days following the Milestone Target Payment Date applicable to Milestone 2 upon the satisfaction of the conditions set forth in Section 5.2 and Section 6.2 applicable to the Third Closing (or such other time and place as the Parties may agree) (the Third Closing Date ). At the Third Closing, the following shall occur:

(a)  in the event the Purchaser elects to purchase Series B Preferred at the Third Closing, the Purchaser shall deliver to the Company an amount in U.S. Dollars in immediately available funds that is not greater than the Maximum Total Series B Investment (such actual amount being the Third Closing Payment ), and, in exchange therefor, the Company shall issue and sell to the Purchaser, and the Purchaser shall accept (subject to Section 1.9), a number of shares of Series B-2 Preferred equal to (x) the Third Closing Payment divided by (y) the Series B-2 Purchase Price (as defined in the Series B Certificate of Designations);

(b)  in the event the Purchaser elects to pay to the Company the Third Closing Payment specified above, the Company shall execute and deliver a Warrant in favor of the Purchaser, convertible into such number of shares of Common Stock equal to 25% of the number of shares of Common Stock into which the Series B-2 Preferred purchased pursuant to Section 1.3(a) above are convertible on the date of issuance of the Series B-2 Preferred;

(c)  provided that the Purchaser makes the Minimum Series B Investment (as determined after crediting the Purchaser, in accordance with Section 1.7 below, for any Excess Series B Investment (as defined below) paid by the Purchaser at the prior Closings) at the Third Closing, the Company shall issue to the Purchaser, and the Purchaser may choose to accept (at its sole discretion, subject to Section 1.8 and Section 1.9), such number of shares of Series A-2 Preferred that equal, when combined with such number of the Series B-2 Preferred and Warrants, if any, purchased by the Purchaser at the Third Closing with the Minimum Series B Investment, a 3% Ownership Interest. For purposes of clarity, in the event that the Purchaser elects to invest more than the Minimum Series B Investment at the Third Closing, only such number of Series B-2 Preferred and Warrants as would have been purchased with the Minimum Series B Investment shall be counted in determining the 3% Ownership Interest. Notwithstanding the foregoing, the Company shall issue to the Purchaser a number of shares of Series A-2 Preferred with a Series A Liquidation Value equal to at least $1,250,000, regardless of whether such number of shares results in the Purchaser acquiring greater than a 3% Ownership Interest at the Third Closing (but in no event shall Purchaser acquire greater than a 10% Ownership Interest at the Third Closing, without regard to the Ownership Interest acquired by Purchaser at any prior Closing), provided, however, that, in the event the Purchaser does not elect to pay the Company at least the Minimum Series B Investment (as determined after crediting the Purchaser, in accordance with Section 1.7 below, for any Excess Series B Investment paid by the Purchaser at the prior Closings) at the Third Closing, the Company shall issue to the Purchaser, and the Purchaser shall be entitled to receive, only the greater of (i) a number of shares of Series A-2 Preferred equal to a 1.5% Ownership Interest, and (ii) a number of shares of Series A-2 Preferred with a Series A Liquidation Value equal to $625,000, but in no event to exceed a maximum 2% Ownership Interest;

(d)  the Company shall deliver an Opinion of Counsel applicable to the Third Closing;

(e)  updated Schedules to this Agreement (which update of the representations and warranties shall reflect that a Material Adverse Effect has not occurred since the prior Closing;

(f)  the President of the Company shall deliver to the Purchaser a certificate certifying that the conditions specified in Section 5.2(a) and Section 5.2(b) applicable to the Third Closing have been fulfilled;

(g)  the Company shall reserve a sufficient number of shares of Common Stock to account for the conversion of all of the outstanding Preferred Shares plus the exercise of all of the outstanding Warrants (taking into account the Third Closing and including any Deferred Securities under Section 1.8 and Excess Shares under Section 1.9); and

(h)  the Company and the Purchaser shall execute and deliver any other documents and agreements necessary or desirable to accomplish the foregoing.

1.4.  Fourth Closing. Upon the terms and subject to the conditions set forth in this Agreement, the fourth closing (the Fourth Closing ) shall take place within five (5) days following the Milestone Target Payment Date applicable to Milestone 3 upon the satisfaction of the conditions set forth in Section 5.2 and Section 6.2 applicable to the Fourth Closing (or such other time and place as the Parties may agree) (the Fourth Closing Date ). At the Fourth Closing, the following shall occur:

(a)  in the event the Purchaser elects to purchase Series B Preferred at the Fourth Closing, the Purchaser shall deliver to the Company an amount in U.S. Dollars in immediately available funds that is not greater than the Maximum Total Series B Investment (such actual amount being the Fourth Closing Payment ), and, in exchange therefor, the Company shall issue and sell to the Purchaser, and the Purchaser shall accept (subject to Section 1.9), a number of shares of Series B-3 Preferred equal to (x) the Fourth Closing Payment divided by (y) the Series B-3 Purchase Price (as defined in the Series B Certificate of Designations);

(b)  in the event the Purchaser elects to pay to the Company the Fourth Closing Payment specified above, the Company shall execute and deliver a Warrant in favor of the Purchaser, convertible into such number of shares of Common Stock equal to 25% of the number of shares of Common Stock into which the Series B-3 Preferred purchased pursuant to Section 1.4(a) above are convertible on the date of issuance of the Series B-3 Preferred;

(c)  provided that the Purchaser makes the Minimum Series B Investment (as determined after crediting the Purchaser, in accordance with Section 1.7 below, for any Excess Series B Investment (as defined below) paid by the Purchaser at the prior Closings) at the Fourth Closing, the Company shall issue to the Purchaser, and the Purchaser may choose to accept (at its sole discretion, subject to Section 1.8 and Section 1.9), such number of shares of Series A-3 Preferred that equal, when combined with such number of the Series B-3 Preferred and Warrants, if any, purchased by the Purchaser at the Fourth Closing with the Minimum Series B Investment, a 5% Ownership Interest. For purposes of clarity, in the event that the Purchaser elects to invest more than the Minimum Series B Investment at the Fourth Closing, only such number of Series B-3 Preferred and Warrants as would have been purchased with the Minimum Series B Investment shall be counted in determining the 5% Ownership Interest. Notwithstanding the foregoing, the Company shall issue to the Purchaser a number of shares of Series A-3 Preferred with a Series A Liquidation Value equal to at least $1,250,000, regardless of whether such number of shares results in the Purchaser acquiring greater than a 5% Ownership Interest at the Fourth Closing (but in no event shall Purchaser acquire greater than a 10% Ownership Interest at the Fourth Closing, without regard to the Ownership Interest acquired by Purchaser at any prior Closing), provided, however, that, in the event the Purchaser does not elect to pay the Company at least the Minimum Series B Investment (as determined after crediting the Purchaser, in accordance with Section 1.7 below, for any previously unapplied Excess Series B Investment (as defined below) paid by the Purchaser at the prior Closings) at the Fourth Closing, the Company shall issue to the Purchaser, and the Purchaser shall be entitled to receive, only the greater of (i) a number of shares of Series A-3 Preferred equal to a 2.5% Ownership Interest, and (ii) a number of shares of Series A-3 Preferred with a Series A Liquidation Value equal to $625,000, but not in any event to exceed a maximum 2% Ownership Interest;

(d)  the Company shall deliver an Opinion of Counsel applicable to the Fourth Closing;

(e)  updated Schedules to this Agreement (which update of the representations and warranties shall reflect that a Material Adverse Effect has not occurred since the prior Closing);

(f)  the President of the Company shall deliver to the Purchaser a certificate certifying that the conditions specified in Section 5.2(a) and Section 5.2(b) applicable to the Fourth Closing have been fulfilled;

(g)  the Company shall reserve a sufficient number of shares of Common Stock to account for the conversion of all of the outstanding Preferred Shares plus the exercise of all of the outstanding Warrants (taking into account the Fourth Closing and including any Deferred Securities under Section 1.8 and Excess Shares under Section 1.9); and

(h)  the Company and the Purchaser shall execute and deliver any other documents and agreements necessary to accomplish the foregoing.

1.5.  Fifth Closing.

Upon the terms and subject to the conditions set forth in this Agreement, the fifth closing (the Fifth Closing ) shall take place within five (5) days following the Milestone Target Payment Date applicable to Milestone 4 upon the satisfaction of the conditions set forth in Section 5.2 and Section 6.2 applicable to the Fifth Closing (or such other time and place as the Parties may agree) (the Fifth Closing Date ). At the Fifth Closing, the following shall occur:

(a)  in the event the Purchaser elects to purchase Series B Preferred at the Fifth Closing, the Purchaser shall deliver to the Company an amount in U.S. Dollars in immediately available funds that is not greater than the Maximum Total Series B Investment (such actual amount being the Fifth Closing Payment ), and, in exchange therefor, the Company shall issue and sell to the Purchaser, and the Purchaser shall accept (subject to Section 1.9), a number of shares of Series B-4 Preferred equal to (x) the Fifth Closing Payment divided by (y) the Series B-4 Purchase Price (as defined in the Series B Certificate of Designations);

(b)  in the event the Purchaser elects to pay to the Company the Fifth Closing Payment specified above, the Company shall execute and deliver a Warrant in favor of the Purchaser, convertible into such number of shares of Common Stock equal to 25% of the number of shares of Common Stock into which the Series B-4 Preferred purchased pursuant to Section 1.5(a) above are convertible on the date of issuance of the Series B-4 Preferred;

(c)  provided that the Purchaser makes the Minimum Series B Investment (as determined after crediting the Purchaser, in accordance with Section 1.7 below, for any Excess Series B Investment (as defined below) paid by the Purchaser at the prior Closings) at the Fifth Closing, the Company shall issue to the Purchaser, and the Purchaser may choose to accept (at its sole discretion, but subject to Section 1.8 and Section 1.9), such number of shares of Series A-4 Preferred that equal, when combined with such number of the Series B-4 Preferred and Warrants, if any, purchased by the Purchaser at the Fifth Closing with the Minimum Series B Investment, a 4.9% Ownership Interest. For purposes of clarity, in the event that the Purchaser elects to invest more than the Minimum Series B Investment at the Fifth Closing, only such number of Series B-4 Preferred and Warrants as would have been purchased with the Minimum Series B Investment shall be counted in determining the 4.9% Ownership Interest. Notwithstanding the foregoing, the Company shall issue to the Purchaser a number of shares of Series A-4 Preferred with a Series A Liquidation Value equal to at least $1,250,000, regardless of whether such number of shares results in the Purchaser acquiring greater than a 4.9% Ownership Interest at the Fifth Closing (but in no event shall Purchaser acquire greater than a 10% Ownership Interest at the Fifth Closing, without regard to the Ownership Interest acquired by Purchaser at any prior Closing), provided, however, that, in the event the Purchaser does not elect to pay the Company at least the Minimum Series B Investment (as determined after crediting the Purchaser, in accordance with Section 1.7 below, for any previously unapplied Excess Series B Investment (as defined below) paid by the Purchaser at the prior Closings) at the Fifth Closing, the Company shall issue to the Purchaser, and the Purchaser shall be entitled to receive, only the greater of (i) a number of shares of Series A-4 Preferred equal to a 2.45% Ownership Interest, and (ii) a number of shares of Series A-4 Preferred with a Series A Liquidation Value equal to $625,000, but not in any event to exceed a maximum 2% Ownership Interest;

(d)  the Company shall deliver an Opinion of Counsel applicable to the Fifth Closing;

(e)  updated Schedules to this Agreement (which update of the representations and warranties shall reflect that a Material Adverse Effect has not occurred since the prior Closing);

(f)  the President of the Company shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Section 5.2(a) and Section 5.2(b) applicable to the Fifth Closing have been fulfilled;

(g)  the Company shall reserve a sufficient number of shares of Common Stock to account for the conversion of all of the outstanding Preferred Shares plus the exercise of all of the outstanding Warrants (taking into account the Fifth Closing and including any Deferred Securities under Section 1.8 and Excess Shares under Section 1.9); and

(h)  the Company and the Purchaser shall execute and deliver any other documents and agreements necessary or desirable to accomplish the foregoing.

1.6.  Closing. The First Closing, the Second Closing, the Third Closing, the Fourth Closing and the Fifth Closing (each, a Closing ) shall each take place at the offices of King & Spalding LLP, 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006 on the First Closing Date, the Second Closing Date, the Third Closing Date, the Fourth Closing Date and the Fifth Closing Date (each a Closing Date ), respectively, or at such other location or time as the Parties may agree. A Closing will be deemed to occur at 11:59 p.m., New York City time, on the applicable Closing Date.

1.7.  Carry Forward of Series B Investments. In the event the Purchaser elects to pay to the Company an amount greater than the Minimum Series B Investment (subject to the Maximum Total Series B Investment) at any of the Second Closing, the Third Closing, the Fourth Closing or the Fifth Closing (each a Subsequent Closing ), then such amount of Series B Investment in excess of the Minimum Series B Investment at any particular Subsequent Closing (each an Excess Series B Investment ) shall be credited towards payment of the Minimum Series B Investment in respect of the next successive Closing(s) to occur following such Closing at which the Purchaser made the Excess Series B Investment until all such Excess Series B Investment has been credited.

1.8.  Deferred Shares. In the event that, at any Closing, the Purchaser elects (in its sole discretion) not to accept, in whole or in part, Series A Preferred that the Purchaser is entitled to receive at such Closing (the Deferred Securities ), the Company shall hold such Deferred Securities in reserve for a period of up to twelve (12) months from the date of non-acceptance by the Purchaser (the Deferral Period ). The Purchaser shall have the right, at any time and from time to time, during the Deferral Period to receive all or a portion of the Deferred Securities (subject to Section 1.9) upon the same terms and conditions that the Purchaser would have received the Deferred Securities at the time of original issuance.

1.9.  Excess Shares. If, at any time during the term of this Agreement, an issuance of Preferred Shares (or shares of Common Stock issuable upon conversion thereof or upon the exercise of Warrants) in accordance with this Section 1 would result in the Purchaser owning greater than a 19.9% Ownership Interest in respect of Series A Preferred, Series B Preferred and Warrants acquired pursuant to the terms of this Agreement, then the amount of Preferred Shares in excess of the Purchaser s 19.9% Ownership Interest (the Excess Shares ) shall be held in reserve by the Company. The Purchaser shall have the right, at any time and from time to time, when the Purchaser s Ownership Interest is less than 19.9%, to receive or purchase such Excess Shares, in whole or in part, upon the same terms and conditions that the Purchaser would have received or purchased such Excess Shares at the time of the initial offering of such Excess Shares; provided, however, that in no event shall the Purchaser be entitled to receive or purchase Excess Shares pursuant to this Section 1.9 in an amount that, by virtue of such receipt or purchase, would result in the Purchaser owning greater than a 19.9% Ownership Interest in respect of Series A Preferred, Series B Preferred and Warrants acquired pursuant to the terms of this Agreement.

1.10.  Defined Terms Used in this Agreement. In addition to the terms specifically defined throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

Affiliate means, with respect to any person or entity (a Person ), any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, officer, director, or member of such Person; provided, however, that the Purchaser is not an Affiliate of the Company.

Applicable Law means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, decree or other requirement of any Governmental Authority applicable to such Person or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer s, director s, employee s, consultant s or agent s activities on behalf of such Person).

Business Day means any day except Saturday, Sunday or any day on which banks are generally not open for business in the New York City.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Company s common stock, par value $0.001 per share.

Fully Diluted Basis means, as of any date, on a fully diluted basis, as if (i) all shares of Preferred Stock, evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock had been fully converted into or exchanged for shares of Common Stock and (ii) any outstanding warrants, options or other rights to acquire shares of capital stock or convertible securities ( Common Stock Equivalents ) had been fully exercised (and the resulting securities fully converted into shares of Common Stock), but excluding any Common Stock Equivalents having an exercise, strike or conversion price in excess of the VWAP for the thirty (30) trading day period immediately preceding the date of such determination.

Governmental Authority means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

Initial Series A Liquidation Value means, for any issuance of Series A Preferred, the number of shares of Series A Preferred issued at such time multiplied by the initial Series A Liquidation Value applicable to such shares.

Initial Series B Liquidation Value means, for any issuance of Series B Preferred, the number of shares of Series B Preferred issued at such time multiplied by the Purchase Price applicable to such shares.

Material Adverse Effect means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company.

Maximum Total Series B Investment means, at any time, the cumulative cap of $5,000,000 on all Series B Investments, less all prior Series B Investments, if any.

Milestone Target Payment Date means the target payment date applicable to each Milestone set forth in the following table (the actual payment to occur on the applicable Closing Date (as defined below)):

Milestone	Milestone Target Payment Date
Milestone 1	Either (x) on the date 30 days following the achievement of Milestone 1 or (y) if Milestone 1 is achieved prior to September 15, 2005, on October 15, 2005
Milestone 2	Either (x) on the date 30 days following the achievement of Milestone 2 or (y) if Milestone 2 is achieved prior to February 15, 2006, on March 15, 2006
Milestone 3	Either (x) on the date 30 days following the achievement of Milestone 3 or (y) if Milestone 3 is achieved prior to May 15, 2006, on June 15, 2006
Milestone 4	Either (x) on the date 30 days following the achievement of Milestone 4 or (y) if Milestone 4 is achieved prior to November 15, 2006, on December 15, 2006

; provided, however, if any Milestone Target Payment Date occurs on a day that is not a Business Day, then such Milestone Target Payment Date shall automatically be deemed the next Business Day.

Minimum Series B Investment means, with respect to any Subsequent Closing, a Series B Investment of $1,250,000.

Ownership Interest means the aggregate percentage ownership by any Person of Common Stock or voting power of the Company, determined on a Fully Diluted Basis, as of any date.

Preferred Shares means the Series A Preferred and Series B Preferred.

Purchase Price means, with respect to the definitions of Series B Liquidation Preference and Initial Series B Liquidation Value only, the product of (A) the VWAP for the thirty (30)-trading day period immediately preceding the issuance date of the specified Series B Preferred multiplied by (B) ten (10).

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

Series A Liquidation Value means, for any subseries of Series A Preferred, the product of (A) the value equal to the VWAP for the thirty (30)-trading day period immediately preceding a Series A Preferred date of issuance multiplied by (B) ten (10).

Series A Preferred means the Company s Series A Convertible Preferred Stock, par value $0.001 per share, specifically including Series A-0 Preferred, Series A-1 Preferred, Series A-2 Preferred, Series A-3 Preferred and Series A-4 Preferred, with the powers, preferences and special rights set forth in the Series A Certificate of Designation.

Series A-0 Preferred means the Company s Series A-0 Convertible Preferred Stock with the powers, preferences and special rights set forth in the Series A Certificate of Designation.

Series A-1 Preferred means the Company s Series A-1 Convertible Preferred Stock with the powers, preferences and special rights set forth in the Series A Certificate of Designation.

Series A-2 Preferred means the Company s Series A-2 Convertible Preferred Stock with the powers, preferences and special rights set forth in the Series A Certificate of Designation.

Series A-3 Preferred means the Company s Series A-3 Convertible Preferred Stock with the powers, preferences and special rights set forth in the Series A Certificate of Designation.

Series A-4 Preferred means the Company s Series A-4 Convertible Preferred Stock with the powers, preferences and special rights set forth in the Series A Certificate of Designation.

Series B Investment means each of, individually, the Second Closing Payment, the Third Closing Payment, the Fourth Closing Payment and the Fifth Closing Payment, payable by the Purchaser in accordance herewith, at its sole discretion, to the Company in exchange for Series B Preferred.

Series B Liquidation Preference means an amount equal to, for any sub-series of Series B Preferred, (i) the number of outstanding shares of Series B Preferred, if any, multiplied by the Purchase Price, plus (ii) all accrued and unpaid dividends on the Series B Preferred.

Series B Preferred means the Company s Series B Convertible Preferred Stock, par value $0.001 per share, specifically including Series B-1 Preferred, Series B-2 Preferred, Series B-3 Preferred and Series B-4 Preferred, with the powers, preferences and special rights set forth in the Series B Certificate of Designation.

Series B-1 Preferred means the Company s Series B-1 Convertible Preferred Stock with the powers, preferences and special rights set forth in the Series B Certificate of Designation.

Series B-2 Preferred means the Company s Series B-2 Convertible Preferred Stock with the powers, preferences and special rights set forth in the Series B Certificate of Designation.

Series B-3 Preferred means the Company s Series B-3 Convertible Preferred Stock with the powers, preferences and special rights set forth in the Series B Certificate of Designation.

Series B-4 Preferred means the Company s Series B-4 Convertible Preferred Stock with the powers, preferences and special rights set forth in the Series B Certificate of Designation.

Trading Market means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Smallcap Market.

Transaction Agreements means this Agreement, the Joint Development Agreement, the Cross Licensing Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the Standstill Agreement, all MFN Licenses (as defined in the Cross Licensing Agreement), if any, the Patent Assignment Agreement, and the Note (as defined in the Investor Rights Agreement), if any.

VWAP means, with respect to any date on which a determination is required, (i) if the Common Stock is listed for trading on any Trading Market, a price, rounded to the nearest cent, equal to (A) the sum of the following product determined for each trading day in the specified number of consecutive trading days: (1) the last sale price of the Common Stock during normal business hours on a specific trading day as finally reported by the Trading Market, multiplied by (2) the number of shares of the Common Stock that were traded on such trading day on the Trading Market, divided by (B) the aggregate number of shares of the Common Stock that were traded on such trading days, and (ii) if the Common Stock is not listed for trading on any Trading Market on the date of such calculation (or on any trading day during the relevant number of trading days immediately preceding the date of such determination), the fair market value of the Common Stock determined pursuant to an appraisal process mutually satisfactory to the Company and the Purchaser.

2.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that:

2.1.  Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has the requisite corporate power and authority to own and operate its properties and assets. The Certificate of Incorporation and Bylaws of the Company are included in the SEC Reports (as hereinafter defined) as Exhibits 3.1 and 3.2, respectively, of the Form S-1 filed May 25, 2000.

2.2.  Corporate Power and Authorization. The Company has all requisite legal and corporate power and authority to enter into this Agreement and, upon the First Closing, the other Transaction Agreements and to issue and sell the Preferred Shares, Warrants and any Common Stock into which the Preferred Shares or Warrants are convertible or exercisable and to carry out and perform its obligations in accordance with the terms of this Agreement. Except for the approval in accordance with Section 5.1(g) of a majority of the Company s Stockholders, the execution and delivery of each of the Transaction Agreements by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company. The approval in accordance with Section 5.1(g) of a majority of the Company s Stockholders is the only approval required by the Stockholders with respect to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby. This Agreement, and, at each Closing, each other Transaction Agreement has been (or will have been) duly executed and delivered by the Company and constitute the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3.  Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company (including any treasury shares) is set forth in Schedule 2.3. No securities of the Company are entitled to preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Agreements. Except as a result of the purchase and sale of the Preferred Shares and Warrants, and except as disclosed in Schedule 2.3, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as disclosed in Schedule 2.3, the issuance and sale of the Preferred Shares and Warrants will not obligate any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. At all times the Company will have a sufficient number of shares of Common Stock reserved to satisfy the Company s obligations upon the conversion of all outstanding Preferred Shares and other outstanding convertible securities and the exercise of all outstanding Warrants and other commitments of any character involving the right to acquire Common Stock.

2.4.  Subsidiaries. Except as disclosed on Schedule 2.4, the Company does not currently own or control, and has never owned or controlled, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Except as set forth on Schedule 2.4, the Company is not a participant in any joint venture, teaming, partnership or similar arrangement.

2.5.  Valid Issuance of Shares. The Preferred Shares and Warrants, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement, the Preferred Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Preferred Shares and the exercise of the Warrants has been duly reserved for issuance, and upon issuance in accordance with the terms of the Certificates of Designation, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to Section 2.6 below, the Common Stock issuable upon conversion of the Preferred Shares will be issued in compliance with all applicable federal and state securities laws.

2.6.  Filings, Consents and Approvals; Non-Contravention. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Agreements in accordance with their terms, other than: (i) the filing with the SEC of the Registration Statements as provided in the Registration Rights Agreement, (ii) the filings required by Section 4.4, (iii) the application with the Trading Market on which the Common Stock is listed for the listing of the shares of Common Stock issuable upon the conversion of the Preferred Shares or exercise of the Warrants for trading thereon in the time and manner required thereby, (iv) the approval of the Stockholders pursuant to Section 5.1(g) hereof, and (v) as required by blue sky filings. The execution, delivery and performance of this Agreement and, upon the First Closing, the other Transaction Agreements and the consummation of the transactions contemplated in connection therewith by the Company does not and will not (i) contravene or conflict with the Certificate of Incorporation and Bylaws (and other equivalent organizational documents) of the Company, (ii) contravene or conflict with or constitute a violation of any Applicable Law, (iii) constitute a breach of or default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Person or to a loss of any benefit to which the Company is entitled under any provision of any contract binding upon the Company or by which any of the assets of the Company or the Preferred Shares, Warrants or Common Stock convertible or exercisable therefor are or may be bound, or (iv) result in the creation or imposition of any liens, claims or encumbrances on any asset of the Company or any of the Preferred Shares, Warrants or Common Stock convertible or exercisable therefor.

2.7.  Litigation. Except as disclosed on Schedule 2.7, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company s knowledge, any threat thereof (a) against the Company or any officer or director of the Company; or (b) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements in accordance with their terms. Neither the Company nor, to the Company s knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which, in the case of the officers and directors of the Company, arise out of their services for and capacities as directors and officers of the Company. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing involving the prior employment of any of the Company s employees, their services provided in connection with the Company s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8.  Patents and Trademarks. The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with its business as described in the SEC Reports and which the failure to do so have, could have, or reasonably be expected to result in, a Material Adverse Effect (collectively, the Intellectual Property ). The Company has not received a written notice that the Intellectual Property used by the Company violates or infringes upon the rights of any Person which if determined adversely to the Company would, individually or in the aggregate, have a Material Adverse Effect. All such Intellectual Property is enforceable and, to the Company s knowledge, there is no existing infringement by another Person of any of the Intellectual Property.

2.9.  Compliance. The Company (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received written notice of a claim that it is in default under or that it is in violation of, in any material respect, any indenture, instrument, loan or credit agreement or any other agreement to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body applicable to the Company, or (iii) is not or has not been in violation of any statute, rule or regulation of any governmental authority applicable to the Company, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case for the matters described in clauses (i), (ii) or (iii) that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company is in compliance with the requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder promulgated by the SEC, in each case as applicable to the Company, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

2.10.  Conflicts of Interest. Except as disclosed in SEC Reports and in Schedule 2.10, and other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company s capital stock and the issuance of options to purchase shares of Common Stock, in each instance, approved by the Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, or employees, or any Affiliate thereof.

2.11.  Registration and Voting Rights. Except for the Registration Rights Agreement and as described in Schedule 2.11, the Company has not granted or agreed to grant to any Person any rights (including piggy back registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied. To the Company s knowledge, except for the Investor Rights Agreement, no Stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.12.  SEC Reports; Financial Statements. Except as set forth on Schedule 2.12, the Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the SEC Reports and, together with the Schedules to this Agreement, the Disclosure Materials ) on a timely basis. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting policies, rules and regulations applicable thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ( GAAP ), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements filed by the Company with the SEC since November 14, 2004, to normal, immaterial, year-end audit adjustments and the absence of footnotes.

2.13.  Material Changes. Since the date of the last audited financial statements included within the SEC Reports, except as specifically disclosed in Schedule 2.13 and the SEC Reports: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than: (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC and (C) expenses in connection with the negotiation and consummation of the transactions contemplated by the Transaction Agreements, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its Stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans or deferred compensation plan. Except as disclosed on Schedule 2.13, the Company does not have pending before the SEC any request for confidential treatment of information.

2.14.  Tax Returns and Payments.  Except as disclosed on Schedule 2.14, there are no federal, state, county, local or foreign taxes dues and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable Governmental Authority. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.15.  Insurance. Schedule 2.15 provides a complete list of all of the Company s insurance policies currently in effect, specifying the insurer, amount of and nature of coverage, the risk insured against and the date through which coverage will continue by virtue of premiums already paid. The Company maintains insurance for the business and assets of the Company against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business and, to the Company s knowledge, such coverage is sufficient. All such insurance policies are in full force and effect and such policies, or policies providing substantially similar coverage (but in any event not less than the amount of coverage currently provided) will be maintained by the Company in full force and effect.

2.16.  Listing and Maintenance Requirements. Except as set forth on Schedule 2.16, the Company has not, in the three (3) years preceding the date hereof, received notice (written or oral) from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market, which non-compliance has not been fully remedied. Except as set forth in Schedule 2.16 the Company is in compliance with all such listing and maintenance requirements. The issuance and sale of the Preferred Shares and Warrants hereunder (and the shares of Common Stock issuable upon conversion or exercise thereof) does not contravene the rules and regulations of the Trading Market on which the Common Stock is listed except to the extent such sale and issuance is subject to the Company receiving approval of its Stockholders (as defined below) as contemplated by Section 5.1(g).

2.17.  Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.18.  Private Placement. Assuming the accuracy of the Purchaser s representations and warranties set forth in Section 3, no registration under the Securities Act is required for the offer, issuance and sale of the Preferred Shares and Warrants by the Company to the Purchaser as contemplated hereby.

2.19.  Investment Company. The Company is not, and is not an Affiliate of, an investment company within the meaning of the Investment Company Act of 1940, as amended.

2.20.  Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti takeover provision under the Company s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser and its Affiliates as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Agreements, including without limitation the Company s issuance of the Preferred Shares and Warrants (and the shares of Common Stock issuable upon conversion or exercise thereof) and the Purchaser s and its Affiliates ownership of such securities or any other securities of the Company acquired by the Purchaser or its Affiliates.

2.21.  Disclosure. The Company understands and confirms that the Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company. All Disclosure Materials regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, are true and correct in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, in all material respects not misleading.

3.    Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1.  Organization; Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

3.2.  Corporate Power and Authorization. The Purchaser has all requisite legal and corporate power and authority to enter into this Agreement and, upon the First Closing, the other Transaction Agreements, and to purchase and accept the Preferred Shares and Warrants issued or issuable to it pursuant to the terms hereof. The execution and delivery of each of the Transaction Agreements by the Purchaser and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Purchaser (subject to internal approvals of Purchaser that are required prior to purchasing and/or receiving Preferred Shares and Warrants under this Agreement pursuant to the Second Closing, the Third Closing, the Fourth Closing and the Fifth Closing). Each Transaction Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable against it in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3.  Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser s representation to the Company, which by the Purchaser s execution of this Agreement, the Purchaser hereby confirms, that the Preferred Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Preferred Shares. The Purchaser has not been formed for the specific purpose of acquiring the Preferred Shares.

3.4.  Restricted Securities. The Purchaser understands that the Preferred Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser s representations as expressed herein. The Purchaser understands that the Preferred Shares are restricted securities under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Preferred Shares, or the Common Stock into which the Preferred Shares may be converted, for resale except as set forth in this Agreement, the Registration Rights Agreement or the Investor Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Preferred Shares, and on requirements relating to the Company which are outside of the Purchaser s control, and which the Company is under no obligation and may not be able to satisfy.

3.5.  No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6.  Legends. The Purchaser understands that the Preferred Shares and any securities issued in respect of or exchange for the Preferred Shares, may bear one or all of the following legends:

(a)   THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(b)  Any legend set forth in, or required by, the other Transaction Agreements.

(c)  Any legend required by the securities laws of any state to the extent such laws are applicable to the Preferred Shares represented by the certificate so legended.

3.7.  Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8.  Access to Information. Without in any way limiting the effect of the representations and warranties of the Company set forth in Section 2 hereof, as of the date of this Agreement the Purchaser has had an opportunity to discuss the Company s business, management and financial affairs with the Company s officers and management employees and review all documents and records of the Company to the extent that Purchaser has requested such discussions, documentation and records.

4.    Certain Covenants and Agreements.

4.1.  Reservation of Shares. The Board of Directors of the Company shall reserve at all times a sufficient number of shares of authorized Common Stock and Preferred Shares to satisfy the Company s obligations to issue Preferred Shares, or Common Stock issuable upon the conversion of such Preferred Shares and exercise of Warrants, as set forth in this Agreement.

4.2.  Continued Access to Information. Following the execution of confidentiality agreements which, among other things, allow the Company to satisfy its obligations under applicable securities laws and regulations, upon reasonable prior notice from the Purchaser, the Company will (i) give the Purchaser, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, employees, properties, and books and records of the Company and provide the Purchaser access to the Company's employees during normal business hours, (ii) furnish to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the business of the Company and each of its Subsidiaries (including, without limitation, all tax returns and tax workpapers, audit work papers, and financial and operational budgets and forecasts) as such Persons may reasonably request, provided that the Company s independent accounting firm shall have no obligation to furnish work papers or related materials in contravention of such firm s reasonable internal policies, and (iii) instruct the employees, counsel and financial advisors of the Company to cooperate with the Purchaser with respect to the foregoing.

4.3.  Meeting of Company Stockholders. The Company will take all action necessary in accordance with Applicable Law and its Certificate of Incorporation and Bylaws to convene as promptly as reasonably practicable after the date hereof a meeting (the Stockholders Meeting ) of the holders of Common Stock (the Stockholders ) and shall submit the transactions contemplated by the Transaction Agreements for approval by the Stockholders at such meeting or any adjournment thereof to the extent such transactions and the Transaction Agreements are required to be approved by the Stockholders under the rules and regulations of the National Association of Securities Dealers, Inc.

4.4.  Proxy Statement. The Company shall, as promptly as practicable, prepare and, to the extent required by Applicable Law, file with the SEC, the appropriate form and documentation for the purpose of soliciting proxies for Stockholder approval of the transactions contemplated by the Transaction Agreements to the extent such transactions and the Transactions Agreements are required to be approved by the Stockholders under the rules and regulations of the National Association of Securities Dealers, Inc., which shall include the proxy statement prepared by the Company pursuant to Regulation 14A under the Exchange Act with respect to the Stockholders Meeting (the Proxy Statement ). As soon as practicable, but in no event less than five (5) Business Days prior to filing the Proxy Statement with the SEC, the Company shall provide a copy of the Proxy Statement to the Purchaser so that the Purchaser has the opportunity to review and comment on the Proxy Statement prior to such filing. In the event that the Purchaser provides any comments to the Proxy Statement, the Company agrees to consider in good faith such comments of Purchaser, which comments (if any) shall be provided by the Purchaser no later than one (1) Business Day prior to such filing, but the Company shall be under no obligation to make any change or modification to the Proxy Statement based upon such comments of Purchaser. The Company shall, as promptly as practicable after receipt thereof, provide the Purchaser copies of any written comments, and advise the Purchaser of any oral comments or communications regarding the Proxy Statement received from the SEC. The Company shall provide the Purchaser with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing the same with the SEC or mailing to Stockholders, and the Company will provide promptly the Purchaser with a copy of all such filings made with the SEC or sent to Stockholders.

(a)  The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. The Company will advise the Purchaser, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC, the issuance of any stop order, the suspension of the qualification of the Company s Common Stock or any request by the SEC for amendment of the Proxy Statement.

(b)  The Company agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time during the proxy solicitation process, there shall occur any event with respect to the Company or any of its Subsidiaries, or with respect to any information in the Proxy Statement, which event is required to be described in an amendment of or supplement to the Proxy Statement, such amendment or supplement shall be promptly filed with the SEC, as required by Applicable Law, and disseminated to the Stockholders.

4.5.  Further Assurances. Subject to the terms and conditions of this Agreement and Applicable Law, upon the reasonable request of the other Party, each Party shall execute and deliver such further documents, instruments or conveyances and take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement (including, with respect to the Company, causing each of the Milestones (as defined in the Joint Development Agreement) to be achieved to the extent of the efforts set forth in the Joint Development Agreement), and to refrain from taking any action that would prevent or delay the consummation of transactions contemplated by this Agreement. The Company shall promptly notify the Purchaser upon achievement of any Milestone (as defined in the Joint Development Agreement).

4.6.  Use of the Purchaser s Name.

(a)  From the date hereof and thereafter for so long as Purchaser owns at least such number of shares of Preferred Stock as Purchaser received pursuant to the First Closing (on an as-converted-to-Common Stock basis) or Common Stock issued upon conversion of such Preferred Stock (in either case, as adjusted for stock dividends, stock splits, subdivisions and combinations of shares), in the event that the Company, in an effort to obtain equity financing, intends to distribute any documents or literature to potential investors, the Company shall provide the Purchaser copies of any such documents or literature a reasonable period of time prior to distribution to permit the Purchaser an opportunity to review such documents and literature and shall afford the Purchaser an opportunity to comment on such documents or literature prior to distribution; provided, that if the Purchaser does not furnish written comments on such documents or literature within ten (10) Business Days after receipt thereof, then the Company may distribute such documents or literature.

(b)  The Parties agree to be bound by the terms of the Communication Plan set forth on Exhibit I hereto ( Communication Plan ). Except as required by Applicable Law, in no event shall the Company distribute any materials or provide any information in writing or orally, to potential investors which, directly or indirectly, refers to or uses the name of The Dow Chemical Company or Dow or any translation or transliteration thereof except as otherwise set forth in the Joint Development Agreement and except as previously approved in accordance with the Communication Plan. The Parties may update the Communication Plan in writing at any time. The Company may distribute any written materials prepared by an authorized representative of the Purchaser which indicates in writing that such materials were prepared specifically for use in connection with a potential financing. The Company shall not represent to any third party that the Purchaser endorses or recommends any investment in the capital stock or other debt or equity securities of the Company. In furtherance of the foregoing, for so long as Purchaser owns at least such number of shares of Preferred Stock as Purchaser received pursuant to the First Closing (on an as-converted-to-Common Stock basis) or Common Stock issued upon conversion of such Preferred Stock (in either case, as adjusted for stock dividends, stock splits, subdivisions and combinations of shares), the Company agrees to include in any materials or information provided to potential investors, including any confidentiality agreements to be entered into in connection with a potential financing, a statement to the effect that (i) the Purchaser has not approved, endorsed or passed upon the adequacy or accuracy of such information or materials and (ii) no person to whom the information or materials are delivered may make any claim against the Purchaser in respect of the financing contemplated thereby. The provisions of this Section 4.6 shall survive the Closing indefinitely.

4.7.  Use of Intellectual Property. The Company acknowledges and agrees that except as specifically contemplated by the Transaction Agreements, the Company is not obtaining any rights in or to use any the intellectual property of the Purchaser (other than any the Dow-Licensed Intellectual Property contributed as partial consideration for the Preferred Shares pursuant to the Joint Development Agreement and Cross Licensing Agreement).

4.8.  Listing of Stock. The Company shall: (i) in the time and manner required by each Trading Market on which the Common Stock is listed, prepare and file with such Trading Market an additional shares listing application covering the underlying shares of Common Stock issuable upon the conversion of such Preferred Shares and exercise of the Warrants, (ii) take all steps necessary to cause such securities to be approved for listing on each Trading Market on which the Common Stock is listed as soon as possible thereafter, (iii) provide to the Purchaser evidence of such listing, and (iv) use best efforts to maintain the listing of such securities on each such Trading Market or another eligible securities market.

4.9.    Securities Law Disclosure; Publicity. The Company shall, within one Business Day after each of the date hereof and each of the Closing Dates, issue a press release and file a current report on Form 8-K reasonably acceptable to the Purchaser disclosing all material terms of the transactions contemplated hereby. The Company and the Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby. Notwithstanding the foregoing, other than in any Registration Statement filed pursuant to the Registration Rights Agreement and filings related thereto, the Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the SEC or any regulatory agency or Trading Market, without the prior written consent of the Purchaser, except to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure.

4.10.     Satisfaction of Conditions to the Purchaser s Right to Purchase Series B Preferred.

(a)  From and after the First Closing, the Company shall take all actions necessary or appropriate in accordance with the terms of the Joint Development Agreement to achieve each of Milestone 1, Milestone 2, Milestone 3 and Milestone 4. Promptly following achievement of any Milestone, and in any event within five (5) Business Days thereof, the Company shall notify the Purchaser that the relevant Milestone has been achieved.

(b)  Promptly following achievement of a Milestone, the Company shall exercise its best efforts to satisfy each of the conditions to Closing in respect of such Subsequent Closing set forth in Section 5.2.

(c)  In the event the Parties are unable to agree as to whether a Milestone has been achieved, the Parties shall resolve such dispute in accordance with the dispute resolution mechanism set forth in the Joint Development Agreement.

5.    Conditions to the Purchaser s Rights at Closing.

5.1.  First Closing. The rights of the Purchaser to receive Series A Preferred at the First Closing are subject to the fulfillment, on or before the First Closing Date, of each of the following conditions, unless otherwise waived in a writing signed by the Purchaser:

(a)  Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of the First Closing Date.

(b)  Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the First Closing Date.

(c)  Compliance Certificate. The President of the Company shall deliver to the Purchaser at the First Closing a certificate certifying that the conditions specified in Section 5.1(a) and Section 5.1(b) have been fulfilled.

(d)  Capitalization. The Company shall deliver an updated capitalization table in the form of Schedule 2.3 with respect to the ownership of the Company s capital stock at such time.

(e)  Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Preferred Shares, and the underlying shares of Common Stock issuable upon conversion thereof, pursuant to this Agreement shall be obtained and effective as of the First Closing Date.

(f)  Opinion of Counsel. The Purchaser shall have received from counsel for the Company, an opinion, dated as of the First Closing Date, substantially in the form attached hereto as Exhibit F.

(g)  Stockholder Approval. The Company shall have received approval of its Stockholders, to the extent necessary under Applicable Law or the Trading Market Rules, for the consummation of the transactions contemplated by the Transaction Agreements.

(h)  Joint Development Agreement. The Company shall have executed and delivered the Joint Development Agreement.

(i)  Cross Licensing Agreement. The Company shall have executed and delivered the Cross Licensing Agreement.

(j)  Investor Rights Agreement. The Company shall have executed and delivered the Investor Rights Agreement.

(k)  Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement.

(l)  Patent Assignment Agreement. The Company shall have executed and delivered the Patent Assignment Agreement.

(m)  Certificates of Designation. The Company shall have filed the Certificates of Designation with the Secretary of State of Delaware on or prior to the First Closing Date.

(n)  Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the First Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

(o)  Governmental Consents. All necessary and appropriate governmental approvals shall have been received and all other waiting periods shall have been complied with.

(p)  Third Party Consents. The Company shall have obtained any consents from third parties necessary for the consummation of the transactions contemplated by this Agreement.

5.2.  Subsequent Closings.

As a condition of any purchase of Preferred Shares and Warrants at each Subsequent Closing, the Company shall fulfill, on or before each Subsequent Closing Date, each of the following conditions, unless otherwise waived in a writing signed by the Purchaser:

(a)  Representations and Warranties. The representations and warranties of the Company contained in Section 2, together with any updates to the Schedules which shall reflect that a Material Adverse Effect has not occurred since the prior Closing, shall be true and correct in all material respects as of each Subsequent Closing Date.

(b)  Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and the Transaction Agreements that are required to be performed or complied with by it on or before each Subsequent Closing Date.

(c)  Compliance Certificate. The President of the Company shall deliver to the Purchaser at each Subsequent Closing a certificate certifying that the conditions specified in Section 5.2(a) and Section 5.2(b) have been fulfilled.

(d)  Achievement of Milestones. The applicable Milestone shall have been achieved as provided in the Joint Development Agreement.

(e)  Capitalization. The Company shall deliver an updated capitalization table in the form of Schedule 2.3 with respect to the ownership of the Company s capital stock at such time certified by the President and the Secretary of the Company.

(f)  Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Preferred Shares and Warrants pursuant to this Agreement shall be effective as of each Subsequent Closing.

(g)  Opinion of Counsel. The Purchaser shall have received from counsel for the Company, an opinion, dated as of each Subsequent Closing Date, substantially in the form attached hereto as Exhibit F.

6.  Conditions of the Company s Obligations at Closing.

6.1.    First Closing. The obligations of the Company to sell Preferred Shares to the Purchaser at the First Closing are subject to the fulfillment, on or before the First Closing Date, of each of the following conditions, unless otherwise waived in a writing signed by the Company:

(a)  Representations and Warranties The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all material respects as of the First Closing Date.

(b)  Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the First Closing Date.

(c)  Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Preferred Shares pursuant to this Agreement shall be obtained and effective as of the First Closing Date.

(d)  Stockholder Approval. The Company shall have received approval of its Stockholders, to the extent necessary under Applicable Law or the Trading Market Rules, for the consummation of the transactions contemplated by the Transaction Agreements.

(e)  Joint Development Agreement. The Purchaser shall have executed and delivered the Joint Development Agreement.

(f)  Cross Licensing Agreement. The Purchaser shall have executed and delivered the Cross Licensing Agreement.

(g)  Investor Rights Agreement.  The Purchaser shall have executed and delivered the Investor Rights Agreement.

(h)  Registration Rights Agreement. The Purchaser shall have executed and delivered the Registration Rights Agreement.

(i)  Standstill Agreement. The Purchaser shall have executed and delivered the Standstill Agreement.

(j)  Patent Assignment Agreement. The Purchaser shall have executed and delivered the Patent Assignment Agreement.

(k)  Third Party Consents. The Purchaser shall have used reasonable efforts to obtain any consents from third parties necessary for the Purchaser to be able to deliver the consideration contemplated in Section 1.1.

6.2.    Subsequent Closings. The obligations of the Company to issue and sell Preferred Shares and Warrants at each Subsequent Closing are subject to the fulfillment, on or before each Subsequent Closing Date, of each of the following conditions, unless otherwise waived in a writing signed by the Company:

(a)  Representations and Warranties The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all material respects as of each Subsequent Closing Date.

(b)  Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and the Transaction Agreements that are required to be performed or complied with by it on or before each Subsequent Closing Date.

(c)  Achievement of Milestones. The applicable Milestone shall have been achieved as provided in the Joint Development Agreement.

7.    Term and Termination.

7.1.    Term. The term of this Agreement shall run concurrently with the term of the Joint Development Agreement.

7.2.    Termination. This Agreement shall terminate as follows:

(a)  the Company and the Purchaser may terminate this Agreement by mutual written consent at any time prior to the Fifth Closing;

(b)  by either party if the First Closing shall not have been consummated by June 30, 2005, provided, however, that neither party may terminate this Agreement pursuant to this Section 7.2(b) if the First Closing shall not have been consummated by such date by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained herein;

(c)  by either party if there shall be any Applicable Law or regulation that makes consummation of the transactions contemplated by the Transaction Agreements illegal or otherwise prohibited or if consummation of such transactions would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)  by either party if the Company does not receive the approval of its Stockholders at the Stockholder Meeting as contemplated by Section 4.3;

(e)  upon termination of the Joint Development Agreement, but subject to Sections 7.3(b) and 7.3(c), as applicable;

(f)  the Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Fifth Closing in the event the Company has materially breached any representation, warranty or covenant contained in this Agreement and the breach has continued without cure for a period of thirty (30) days after written notice of such breach;

(g)  the Company may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Fifth Closing in the event the Purchaser has materially breached any representation, warranty or covenant contained in this Agreement and the breach has continued without cure for a period of thirty (30) days after written notice of such breach; and

(h)  the Company may terminate this Agreement by providing written notice to the Purchaser within thirty (30) days following the Purchaser s non-payment of a Minimum Series B Investment with respect to any Subsequent Closing pursuant to this Agreement (taking into account any previous Excess Series B Investments), provided that, if the Company does not deliver notice of termination to the Purchaser within thirty (30) days after the applicable Closing Date, the Company s termination right pursuant to this Section 7.2(g) with respect to that particular non-payment by Purchaser shall expire.

Any party desiring to terminate this Agreement pursuant to this Section 7.2 shall give written notice of such termination (including the basis thereof) to the other party.

7.3.    Effect of Termination.

(a)  Upon termination of this Agreement under Section 7.2, but subject this Section 7.3, the Purchaser shall retain all of the Preferred Shares and Warrants (and any Common Stock acquired by the Purchaser upon the conversion thereof) acquired by the Purchaser as of such termination date and all rights and obligations of the Parties hereunder shall terminate without any liability of either Party (except for any liability of any Party then in breach), except the provisions of this Section 7.3 and Section 9 hereof shall survive such termination.

(b)  If the Purchaser terminates the Joint Development Agreement for Cause (as defined in the Joint Development Agreement), in addition to any ownership interest that the Purchaser has retained in the Company, (i) the Purchaser shall be entitled, at the time of such termination, to additionally (a) purchase the Series B Preferred and receive the Warrants and (b) receive the Series A Preferred that the Purchaser would have had the right to acquire upon achievement of the next Milestone (as if such next Milestone had occurred upon the termination of the Joint Development Agreement and otherwise pursuant to the terms of this Agreement, the Joint Development Agreement and the other Transaction Agreements) and the next successive Closing applicable thereto and (ii) this Agreement shall remain in full force and effect until the Purchaser acquires the Preferred Shares and Warrants specified in clause (i) above.

(c)  If the Purchaser terminates the Joint Development Agreement without Cause (as defined in the Joint Development Agreement) prior to July 1, 2005, the Purchaser shall forfeit all of the Preferred Shares and Warrants (and any Common Stock acquired by the Purchaser upon the conversion thereof) acquired by the Purchaser as of such termination date (and the Company shall purchase such securities from the Purchaser at a price identical to that paid by the Purchaser for such securities hereunder).

8.    Indemnification.

8.1.    Indemnification of the Purchaser. The Company hereby indemnifies the Purchaser and its Affiliates, directors, officers, employees and agents against, and agrees to hold each of them harmless from, any and all claims, demands, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties, court costs, costs and expenses (including reasonable fees of external counsel) (the Damages ) incurred or suffered by any of them (i) arising out of or related in any way to any misrepresentation or breach of any representation or warranty made by the Company in any of the Transaction Agreements, (ii) arising out of or related in any way to any breach of any covenant or agreement to be performed by the Company pursuant to any of the Transaction Agreements, (iii) arising out of or based upon (A) any untrue statement or alleged untrue statement of a material fact contained in any disclosure document or other information provided to any potential investor in connection with a financing by the Company, (B) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements in any disclosure document or other information provided to any potential investor in connection with any financing by the Company not misleading, or (C) any violation or alleged violation of any federal, state or foreign securities law, rule or regulation in connection with a financing by the Company or otherwise, or (iv) arising out of violations by the Company of Applicable Law.

8.2.    Indemnification of the Company. The Purchaser hereby indemnifies the Company and its Affiliates, directors, officers, employees and agents against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any of them arising out of or related in any way to any misrepresentation or breach of any representation, warranty or covenant made or to be performed by the Purchaser pursuant to this Agreement.

8.3.    Limitations.

(a)  The Company shall not be liable under Section 8.1(i) for any Damages arising out of or related to any misrepresentation or breach of any representation or warranty made by the Company under this Agreement until the aggregate amount of all Damages for such misrepresentations and breaches of representation or warranty exceeds $100,000, at which time the Company shall be liable for the entirety of Damages incurred by the Purchaser.

(b)  The Company shall not be liable under Section 8.1(i) for any Damages (measured by a decrease in the value of any securities acquired by the Purchaser pursuant to this Agreement) incurred by the Purchaser arising out of or related to any misrepresentation or breach of any representation or warranty contained in Section 2 (other than those contained in Sections 2.1 through 2.5) to the extent that the aggregate amount of all such Damages exceeds (i) the aggregate Initial Series A Liquidation Value plus (ii) the aggregate Initial Series B Liquidation Value, in the case of both (i) and (ii) in respect of the Preferred Shares issued at any Closing in respect of which the applicable misrepresentation or breach of representation or warranty occurred, provided, however, that any Damages arising out of or related to Third Party Claims (as defined below), shall not be subject to the limitation set forth in this Section 8.3(b).

8.4.    Procedures.

(a)  If any of the Purchaser or any of their Affiliates or any of their directors, officers, employees and agents, seek indemnification pursuant to Section 8.1, or the Company or any of their Affiliates or any of their directors, officers, employees and agents, seek indemnification pursuant to Section 8.2, the Person seeking indemnification (the Indemnified Party ) shall give written notice to the party from whom such indemnification is sought (the Indemnifying Party ) promptly (and in any event within 30 days) after the Indemnified Party becomes aware of the facts giving rise to such claim for indemnification (an Indemnified Claim ) specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Damages, if known, the method of computation thereof, containing a reference to the provision of this Agreement in respect of which such Indemnified Claim arises and demanding indemnification therefor. The failure of an Indemnified Party to provide notice in accordance with this Section 8.4 shall not constitute a waiver of that party s claims to indemnification pursuant to Section 8.1 or Section 8.2, as applicable, except to the extent that any such failure or delay in giving notice causes the amounts paid by the Indemnifying Party to be greater than they otherwise would have been or otherwise results in prejudice to the Indemnifying Party. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action or proceeding brought by a Person that is not a party hereto (a Third Party Claim ), any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Party in connection with such Third Party Claim.

(b)  Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to Section 8.4(a), the Indemnifying Party will be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 8.4. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume the defense and control of a Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party for any legal fees or expenses subsequently incurred by such Indemnified Party in connection therewith. Notwithstanding anything in this Section 8.4 to the contrary, if the Indemnifying Party does not assume defense and control of a Third Party Claim as provided in this Section 8.4, the Indemnified Party shall have the right to defend such Third Party Claim, subject to the limitations set forth in this Section 8.4, in such manner as it may deem appropriate. Whether the Indemnifying Party or the Indemnified Party is defending and controlling any such Third Party Claim, they shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take all steps necessary in the investigation, defense or settlement thereof, and shall at all times diligently and promptly pursue the resolution thereof. The party conducting the defense thereof shall at all times act as if all Damages relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. The Indemnified Party shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with the Indemnifying Party in connection with any Third Party Claim.

(c)  The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, and the Indemnified Party shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claims; provided, that the Indemnifying Party shall (1) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (2) shall not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party s business; and (3) shall obtain, as a condition of any settlement or other resolution, a complete and irrevocable release of each Indemnified Party and such settlement or judgment (x) shall not require any admission of liability, fault or wrongdoing by any Indemnified Party or impose any non-monetary obligation on an Indemnified Party (such as, by way of example, and not in limitation, injunctive relief) and (y) shall not require any admission or statement that could reasonably be expected to materially impair, disparage or otherwise adversely affect, the business reputation of the Indemnified Party. Except to the extent of the foregoing, no settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any Indemnifying Party or Indemnified Party without the express written consent of the other party.

(d)  If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims or benefits of the Indemnified Party with respect to such claim.

9.    Miscellaneous.

9.1.    Survival. The representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the earlier of the first anniversary of (i) the Fifth Closing or (ii) the termination of the Joint Development Agreement, except that:

(a)  the representations and warranties in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 3.1 and 3.2 shall survive indefinitely; and

(b)  those covenants and agreements set forth in this Agreement that, by their terms, are to have effect after the Closings shall survive for the period contemplated by such covenants and agreements, or, if no period is expressly set forth, until the expiration of the statute of limitations applicable to any claim relating therefor.

9.2.    Transfer; Successors and Assigns. No party shall assign any rights or obligations under this Agreement without the prior written consent of the other party, provided, however, that the Purchaser may assign any and all rights and obligations under this Agreement to any of its Affiliates. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

9.4.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.5.    Construction of Certain Terms. The titles of the articles, sections, and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Wherever the words including, include or includes are used in this Agreement, they shall be deemed followed by the words without limitation. References to any gender shall be deemed to mean any gender. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.6.    Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address or facsimile number set forth below or to such other address or facsimile number as delivered by notice to the other in accordance with this Section 9.6:

If to the Company:

Millennium Cell Inc.
One Industrial Way West
Eatontown, NJ 07724
Attention: President
Facsimile: 732.542.4010

With a copy to:

Dickstein, Shapiro, Morin & Oshinsky LLP
2101 L Street, N.W.
Washington, D.C. 20031-1526
Attention: Neil Lefkowitz
Facsimile: 202.887.0689

If to the Purchaser:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Attention: Director, Natural Resources Platform, Dow Ventures
Facsimile: 989.638.7133

With a copy to:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Attention: Business Counsel, Dow Ventures
Facsimile: 989.636.7594

With a copy to:

King & Spalding LLP
1700 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Attention: David Gibbons
Facsimile: 202.626.3737

9.7.    No Finder's Fees. Each party represents that it neither is nor will be obligated for any finder s fee or commission in connection with the transactions contemplated by this Agreement. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder s fee arising out of the transactions contemplated by this Agreement (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each the Purchaser from any liability for any commission or compensation in the nature of a finder s or broker s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.8.  Fees and Expenses. The Company and the Purchaser shall each pay their own costs and expenses in connection with the negotiation and documentation of this Agreement, provided, however, that the Company shall pay all legal fees and expenses reasonably incurred by the Purchaser after October 26, 2004 in connection with the transactions contemplated by the Transaction Agreements up to an aggregate amount of $180,000.

9.9.    Amendments and Waivers. Neither this Agreement nor any term of this Agreement may be amended, terminated or waived without the written consent of the Company and the holders of at least a majority of the then-outstanding Shares. Any amendment or waiver effected in accordance with this Section 9.9 shall be binding upon the Purchaser and each transferee of the Preferred Shares or Warrants (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

9.10.    Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.11.    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.12.    Entire Agreement. This Agreement (including the Attachments and Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

9.13.    Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (a) otherwise provided in this Agreement, or (b) any such controversies or claims arising out of either party s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the Parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the AAA ), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in the District of Columbia, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Federal Rules of Civil Procedure, the arbitrator shall be required to provide in writing to the Parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall award reasonable attorney s fees, costs, and necessary disbursements in addition to any other relief to which the arbitrator determines a party to be entitled. Each of the Parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Columbia or any court of the District of Columbia having subject matter jurisdiction.

[Remainder of Page Intentionally Left Blank]

The parties have executed this Stock Purchase Agreement as of the date first written above.

MILLENNIUM CELL INC.:

By:	/s/ Adam P. Briggs

Name: Adam P. Briggs Title: Vice President, Product Development

THE DOW CHEMICAL COMPANY:

By:	/s/ George J. Blitz

Name: George J. Blitz Title: Vice President Ventures

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